Exhibit 23.9

Consent of Independent Auditors
The Board of Directors
KW Residential, LLC:

We consent to the incorporation by reference in the registration statement No. 333-164926 on Form S-1, the registration statements No. 333-174742, 333-175002, 333-175559, 333-184752 and 333-192059 on Form S-3, the registration statement No. 333-186690 on Form S-4, and the registration statement No. 333-164928 on Form S-8 of Kennedy-Wilson Holdings, Inc. of our report dated February 27, 2014, with respect to the consolidated balance sheets of KW Residential, LLC and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive income (loss), members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in amendment no.1 to the December 31, 2013 annual report on Form 10-K of Kennedy-Wilson Holdings, Inc.

/s/ KPMG AZSA LLC
Tokyo, Japan
March 31, 2014